Exhibit 4.6

Quorum Health Corporation

$400,000,000 11.625% Senior Notes due 2023

REGISTRATION RIGHTS JOINDER

December 28, 2016

Credit Suisse Securities (USA) LLC,

As Representative of the several Initial Purchasers,

C/O Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement (the “Registration Rights Agreement”) dated April 22, 2016, among Quorum Health Corporation, a Delaware corporation (the “Issuer” or the “Company”), and the several Initial Purchasers listed on Schedule A thereto (the “Initial Purchasers”), for whom Credit Suisse Securities (USA) LLC is acting as representative (in such capacity, the “Representative”), concerning certain registration rights provisions with respect to the $400,000,000 aggregate principal amount of 11.625% Senior Notes due 2023 issued by the Issuer. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Registration Rights Agreement. This agreement (this “Registration Rights Joinder”) is the “Registration Rights Joinder” referred to in the Registration Rights Agreement.

Each of the Guarantors, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agrees to join, and to become bound by the terms, conditions, covenants, agreements, indemnities and other provisions of, the Registration Rights Agreement as a “Guarantor”, in each case with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally a party thereto, and as if such party executed the Registration Rights Agreement on the date thereof.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Registration Rights Joinder by signing in the space provided below.

Very truly yours,

QHCCS, LLC,
as a Guarantor

By:	/s/ Michael J. Culotta
	Name:	Michael J. Culotta
	Title:	Executive Vice President and Chief Financial Officer

The foregoing Registration Rights Joinder is hereby accepted as of the date first above written.

Credit Suisse Securities (USA) LLC,

By:	/s/ Priyanka Verma
	Name:	Priyanka Verma
	Title:	Director

Acting on behalf of itself and as Representative of the several Initial Purchasers

[Signature Page to the Registration Rights Agreement Joinder]

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